Exhibit 99.1

FOR IMMEDIATE RELEASE:

GENERAL EMPLOYMENT ENTERPRISES RECEIVES NOTICE REGARDING
NYSE AMEX CONTINUED LISTING STANDARDS

OAKBROOK TERRACE, IL, June 23, 2010 – General Employment Enterprises, Inc. (NYSE Amex: JOB) (the “Company”) today announced that on June 17, 2010, it received a letter (the “Letter”) from NYSE Amex LLC (the “Exchange”) indicating that the Company does not meet certain of the Exchange’s continued listing standards as set forth in the NYSE Amex Company Guide (the “Company Guide”).  Specifically, the Letter provides notice that the Company is not in compliance with Section 1003(a)(i) of the Company Guide, because it has stockholders’ equity of less than $2,000,000 and losses from continued operations and net losses in two out of its three most recent fiscal years.  In order to maintain its listing on the Exchange, the Company is required to submit a plan by July 16, 2010, advising the Exchange how it intends to return to compliance with Section 1003(a)(i) of the Company Guide by December 16, 2011 (the “Plan”).

The Company intends to prepare the Plan and submit it to the Exchange by July 16, 2010.  The Company anticipates that it will be able to return to compliance with Section 1003(a)(i) of the Company Guide by continuing to execute its previously disclosed plan to build a national human resource outsourcing company with multiple product lines.  If the Exchange determines that the Company has made a reasonable demonstration of its ability to return to compliance with the continued listing standards, the Exchange will accept the Plan and the Company may continue its listing during the Plan period, during which time the Company will be subject to periodic reviews by the Exchange.  If the Exchange does not accept the Plan, the Company will be subject to delisting proceedings.  If the Plan is accepted, but the Company is not in compliance with all the continued listing standards of the Company Guide by December 16, 2011, or if the Company does not make progress consistent with the Plan during the Plan period, the Exchange may initiate delisting proceedings.  The Company may appeal a determination by the Exchange to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.  There can be no assurance that the Company’s Plan will be accepted by the Exchange, or that, if accepted, the Company will be able to successfully implement the Plan and return to compliance with the Exchange’s continued listing standards within the required time period.

The Company’s common stock continues to trade on the NYSE Amex under the symbol “JOB”, but will become subject to the trading symbol extension “BC” to denote non-compliance with the Exchange’s continued listing standards.

About General Employment

General Employment provides professional staffing services and specializes in information technology, accounting and engineering placements.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, General Employment’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause General Employment’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in General Employment’s annual report on Form 10-K for the fiscal year ended September 30, 2009, and in General Employment’s other filings with the Securities and Exchange Commission. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.